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                                                   Exhibit 12.1

          UAL Corporation and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges

          and Preferred Stock Dividend Requirements



                                            Three Months Ended
                                                 March 31
                                                 --------
                                            2000          1999
                                            ----          ----
                                              (In Millions)
Earnings:

   Earnings before income taxes            $ 177         $ 123
   Losses of affiliates                        -             2
   Fixed charges, from below                 308           293
   Undistributed earnings (losses)
     of affiliates                             3           (19)
   Interest capitalized                      (20)          (19)
                                            ----          ----
       Earnings                            $ 468         $ 380
                                            ====          ====

Fixed charges:

   Interest expense                        $  98         $  92
   Preferred stock dividend requirements      61            49
   Portion of rental expense representative
     of the interest factor                  149           152
                                            ----          ----
   Fixed charges                           $ 308         $ 293
                                            ====          ====

Ratio of earnings to fixed charges          1.52          1.30
                                            ====          ====
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